Exhibit 10.2

ASSET PURCHASE OFFER

Date: December 10, 2025

THIS ASSET PURCHASE OFFER (this “Agreement”) is entered into by and among:

ALPHA EDGE MEDIA, INC., a Delaware corporation (“Buyer”)

AND

HIVE GLOBAL, INC., a Delaware corporation, d/b/a “Coinstack” (“Seller”); and

AND

RYAN ALLIS and MIKE GAVELA (each, an “Individual,” and together, the “Individuals”), solely for the obligations in Sections 7-9.

BUYER AND SELLER AGREE AS FOLLOWS:

1. Purchased Assets. Subject to the terms of this Agreement, Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Coinstack business and all assets used primarily in, or held for use in, the Coinstack newsletter business (collectively, the “Assets”), including without limitation:

(a) Subscriber lists and related data (including all fields, tags, segments, consent/opt-in records) for all Coinstack newsletters and email lists, including, without limitation, the publications hosted at coinstack.substack.com and coinstack.beehiiv.com, together with all associated account rights and historical analytics to the extent transferable.

(b) Domain names and websites, including www.coinstack.co and any other domain(s), landing pages, and websites used for Coinstack, plus related DNS and email authentication settings (SPF/DKIM/DMARC) to the extent controlled by Seller.

(c) All intellectual property in and to Coinstack, including the Coinstack name/DBA, logos, brand assets, templates, design files, media kits, rate cards, advertising collateral, newsletter archives and content libraries, style guides, and all goodwill associated therewith.

(d) Sponsor/advertiser pipeline assets, including sponsor lists, historical sponsorship materials, sponsor decks, insertion order templates, pricing history, and CRM/spreadsheets maintained for Coinstack.

(e) Social/community accounts used primarily for Coinstack (e.g., X/Twitter, LinkedIn page, Telegram/Discord, podcast feeds), to the extent owned/controlled by Seller and transferable.

(f) Books and records (digital) relating primarily to the Assets (financial summaries, operating procedures, editorial calendars, contractor docs), to the extent transferable.

2. Liabilities. Buyer does not assume any liabilities of Seller, except (i) obligations under any sponsorship/advertising placements that are scheduled to run after Closing and are expressly identified in a mutually agreed closing schedule, and (ii) obligations arising after Closing solely from Buyer’s operation of the Assets.

3. Purchase Price; Transition Payments.

(a) Total purchase price is US $350,000, inclusive of all taxes of any kind (the “Purchase Price”). Seller shall be responsible for any and all sales, use, transfer, documentary, stamp, recording, and similar taxes arising from or relating to the transfer of the Assets, and Buyer shall pay no amounts in excess of the Purchase Price with respect thereto. At Closing, Buyer shall pay US $350,000 in cash by wire transfer to the trust account of the Seller’s attorney.

(b) In return for the transition services being provided by Ryan Allis and Mike Gavela, Buyer shall pay, at Closing: (i) US $100,000 in common stock of Aether Holdings Inc. (“Aether Stock”) to Ryan Allis, and (ii) US $50,000 in Aether Stock to Mike Gavella. The number of shares shall equal $150,000 ÷ the closing price per share of Aether Stock on the trading day immediately preceding the Completion Date (as reported by Aether Stock’s principal trading market). Fractional shares shall be issued if permitted; otherwise, cash in lieu of any fractional share shall be paid at Closing.

4. Stock Transfer Restrictions (6-Month Hold). The Individuals acknowledge that Aether Stock may be issued in a restricted form and/or subject to contractual and/or legal transfer restrictions. The Individuals each agree that, for six (6) months following the Completion Date, the Individuals will not sell, transfer, pledge, hedge, or otherwise dispose of any Aether Stock received hereunder (the “Lock-Up”), except to their controlled affiliates for estate/tax planning purposes who agree in writing to be bound by the Lock-Up. Buyer may cause Aether (or its transfer agent) to place stop-transfer instructions during the Lock-Up.

5. Completion (Closing)

(a) Completion (the “Closing”) shall occur on December 19, 2025 (the “Completion Date”), remotely via exchange of documents and signatures, unless the parties agree in writing to an earlier date.

(b) This Agreement and Closing are expressly conditioned on approval by Aether’s board of directors on or before Friday, December 12, 2025 (the “Board Approval Deadline”). If such approval is not obtained by the Board Approval Deadline, this Agreement shall automatically terminate with no liability to any party (except for breach of confidentiality and the non-solicitation obligations that expressly survive termination, if any).

(c) At Closing:

●	Seller delivers (i) a bill of sale and assignment of Assets, (ii) IP assignment, (iii) assignments of domain(s), platform/admin access, and applicable accounts, and (iv) a bring-down certificate of Seller’s reps; and

●	Buyer delivers the cash payment and initiates delivery/issuance of Aether Stock.

6. Seller Representations & Warranties. As of signing and as of Closing, Seller and the Individuals each represent and warrant to Buyer that: (a) Seller is duly organized and has authority to enter into and perform this Agreement, (b) Seller owns the Assets free and clear of all liens/encumbrances (other than standard platform terms) and has full right to transfer them, (c) Execution and performance do not violate Seller’s organizational documents or any material agreement binding on Seller relating to the Assets, (d) Seller owns or has valid rights to use all IP included in the Assets and the transfer does not knowingly infringe third-party rights, (e) Seller has not knowingly collected or used subscriber personal data in violation of applicable law in any material respect and will transfer subscriber data only to the extent permitted by law and platform terms, (f) No threatened or pending legal proceeding exists against Seller that would materially impair Seller’s ability to transfer the Assets, and (g) Seller has not granted any rights in the Assets inconsistent with this Agreement, except as disclosed in writing to Buyer prior to Closing.

7. Non-Solicitation; Non-Interference; Confidentiality. For 24 months after the Completion Date, Seller and each Individual shall not, directly or indirectly, for themselves or on behalf of any other person/entity: (a) Solicit, induce, encourage, or cause any Coinstack subscriber or recipient to unsubscribe, opt-out, or otherwise stop engaging with Coinstack as operated by Buyer; or use/benefit from any copy of the Coinstack subscriber list or data (including exports) other than for Buyer’s benefit, (b) Solicit, divert, or attempt to solicit or divert any current or former Coinstack sponsor/advertiser/referral partner (from the prior 24 months) for a competing newsletter sponsorship or substantially similar advertising product. The Seller and Individuals agree to keep confidential (and not use except to support Buyer) all non-public information about the Assets, including subscriber data, sponsor pricing, analytics, and operating materials. Seller and Individuals acknowledge that a breach would cause irreparable harm and Buyer is entitled to injunctive relief (without posting bond), in addition to other remedies.

8. Ryan Allis “Founder’s Corner” Contribution

Ryan Allis agrees, in consideration for his potion of the Aether Stock, to provide a “Founder’s Corner” column for inclusion in the Coinstack newsletter as operated by Buyer as follows:

●	Frequency: one (1) column per month (300–900 words) for twelve (12) months after Closing; and

●	Extension option: Buyer may elect to extend this obligation for up to twelve (12) additional months (for a total of up to 24 months) by written notice to Ryan before the end of the initial 12-month period.

All columns must be original (except that it is expressly agreed that it may by ghost written), non-infringing, and compliant with Buyer’s editorial/disclosure policies. Ryan grants Buyer a worldwide, royalty-free license to publish, reproduce, distribute, and archive the columns (including his name and likeness as author thereof) in connection with Coinstack.

9. Mike Gavela Transition Services

Mike Gavela agrees, in consideration of his portion of the Aether Stock, to provide post-Closing transition support to Buyer through February 15, 2026, up to 10 hours per week, including: sponsor introductions, renewal outreach support, transfer of sponsor materials and processes, and training Buyer’s designated team on ad operations and weekly production workflow.

10. Miscellaneous

(a) Governing Law; Venue. New York law governs (without regard to conflicts principles). The parties submit to state and federal courts located in New York County, New York.

(b) Entire Agreement; Amendments. This Agreement constitutes the entire agreement regarding its subject matter and may be amended only in a writing signed by Buyer and Seller (and, for Sections 7–9, the relevant Individual).

(c) Counterparts; E-Sign. This Agreement may be executed in counterparts and by electronic signature, each deemed an original.

(d) Assignment. Buyer may assign this Agreement to an affiliate or successor (including Aether or an Aether affiliate) without Seller consent; Seller may not assign without Buyer consent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER: Alpha Edge Media Inc.

By:	/s/ Nicolas Lin
Name/Title:	Nicolas Lin / CEO
Date:	12/10/2025

SELLER: Hive Global, Inc. (d/b/a Coinstack)

By:	/s/ Ryan Allis
Name/Title:	Ryan Allis / Director
Date:	12/11/2025

INDIVIDUAL (Founder): Ryan Allis

Signature:	/s/ Ryan Allis
Date:	12/11/2025

INDIVIDUAL (Transition): Mike Gavela

Signature:	/s/ Mike Gavela
Date:	12/11/2025